CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on
Form N-6 ("Registration Statement") of our report dated April 18, 2008 relating to the statutory basis financial statements of the National Life Insurance Company, which appear in such Registration
Statement. We also hereby consent to the use of our report dated February 22, 2008 relating to the consolidated financial statements of NLV Financial Corporation and our report dated April 18, 2008 relating to the financial statements of the National Variable Life Insurance Account, both of which appear in such Registration Statement. We also consent to the reference to us under the heading
“Experts” in such Registration Statement.

Hartford, Connecticut
December 22, 2008